EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2025 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 12, 2025: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter and year ended March 31, 2025. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
First Quarter 2025 Activity:
•Portfolio Activity:
◦Property Sales: Sold seven farms, consisting of 8,189 total acres in Florida and Nebraska, for an aggregate sales price of $64.5 million, resulting in a total net gain of approximately $15.7 million.
◦Lease Activity: Executed six amended or new lease agreements during the quarter. With one of these leases, we changed the lease structure to eliminate the base rent and provide the tenant a cash allowance in exchange for significantly increasing our participation rent component, the majority of which is expected to be recognized in the fourth quarter of 2025. The remaining five leases are expected to result in an aggregate decrease in annual net operating income of approximately $236,000 from that of the prior leases.
◦Vacant, Direct-operated, and Non-accrual Properties: During all or a portion of the quarter, we had 15 farms that were either vacant, direct-operated (via management agreements with unrelated third parties), or on which lease revenues were recognized on a cash basis. During the quarter, we entered into a lease agreement on one property that was previously on non-accrual; as such, we currently have five farms that are vacant, two properties (encompassing four farms) that are direct-operated, and three properties (encompassing five farms) on non-accrual status.
•Debt Activity:
◦Loan Repayments: Repaid approximately $19.4 million of loans that were scheduled to reprice to market rates later in 2025.
◦Interest Patronage: Recorded approximately $1.7 million of interest patronage, or refunded interest, related to our 2024 borrowings from various Farm Credit associations. Total 2024 interest patronage resulted in a 21.9% reduction (approximately 101 basis points) to the interest rate of such borrowings.
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended March 31, 2025.
First Quarter 2025 Results:
Net income for the quarter was approximately $15.1 million, compared to approximately $13.6 million in the prior-year quarter. Net income attributable to common stockholders during the quarter was approximately $9.1 million, or $0.25 per share, compared to approximately $7.4 million, or $0.21 per share, in the prior-year quarter. AFFO for the quarter was approximately $2.0 million, or $0.06 per share, compared to approximately $5.1 million, or $0.14 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues decreased, primarily due to a $5.7 million reduction in fixed base cash rents. This decrease was primarily driven by the execution of certain lease agreements pursuant to which we reduced or eliminated the fixed base rent amounts or, in some cases, provided certain tenants with cash lease incentives, in exchange for significantly increasing our participation rent components in the leases, the majority of which is expected to be realized in the fourth quarter of 2025. Fixed base cash rents also decreased due to the sale of seven farms in the first quarter of 2025, as well as a decrease in revenue from certain vacant, direct-operated, and non-accrual properties. These decreases were partially offset by a $465,000 increase in participation rents, largely from additional wine grape sales, and $2.4 million of additional income recorded during the current quarter due to the receipt of a lease termination fee from an outgoing tenant who leased three of our farms.
Excluding a capital gains fee earned during the current quarter, which is not payable until after the end of the fiscal year and is subject to further adjustment as additional assets are sold or otherwise disposed of, aggregate related-party fees decreased by approximately $60,000 during the current quarter, primarily driven by a lower base management fee due to the sale of 12 farms during 2024. Excluding related-party fees, our recurring core operating expenses increased by approximately $425,000, mainly due to higher property operating expenses incurred related to certain farms that were vacant, direct-operated, or on non-accrual status at some point during the quarter, including additional property taxes and increased legal costs. Interest expense decreased due to debt repayments made over the past year.
Cash flows from operations for the current quarter increased by approximately $1.0 million from the prior-year quarter, largely due to additional cash payments received for participation rents and receipt of the termination fee noted above, partially offset by a decrease in cash rent payments received due to recent farm sales and as a result of changes in lease structures on certain farms as noted above.
Subsequent to March 31, 2025:
•Portfolio Activity—Lease Activity: Entered into a renewable energy lease with a wind company on a portion of one of our farms that is expected to provide for additional income of approximately $166,000 per year.
•Second Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of April, May, and June.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We continue to maneuver through the challenges presented to many growers and owners of permanent crop farms in the western part of the country. With the approach we've decided to take on certain of these farms (where we reduced or eliminated base rents and, in some cases, provided cash lease incentives, in exchange for significantly increasing our participation rent percentage), our earnings for 2025 will be more reliant upon participation rents than in years past, with the large majority expected to come in the fourth quarter. We intend this to be a temporary change for us, with the goal of reverting these leases back to standard leases with fixed base rents as early as the 2026 crop year, or we may also look to sell some of these farms if we are unable to reach agreements with tenants to lease these farms at satisfactory rental rates in the near future. However, we believe this arrangement will be the most profitable structure for this specific set of farms for the 2025 crop year due to the history of high yields on most of these farms, which allows for strong crop insurance, and we continue to see prices for certain of these crops trending upwards. We also currently have 10 properties (encompassing 14 of our 150 farms) that are either vacant, being direct-operated via agreements with third-party management groups, or where current tenants are behind in their payments to us and are on non-accrual status. We continue to be in discussions with various groups to either lease or buy certain of these and other farms in our portfolio, and we hope to have these remaining issues resolved by the end of the year. In the meantime, we continue to look for opportunities to acquire more water at below-market prices to provide additional water security to our farms and the growers who lease them. Our balance sheet remains strong, with nearly 100% of our outstanding debt held at fixed interest rates. In addition, we continue to maintain high levels of liquidity, with access to over $180 million of immediately available capital, including $38 million in cash, and we also have nearly $150 million in unencumbered properties that could be pledged as additional collateral, if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2025	3/31/2024	($ / #)	(%)
Operating Data:
Total operating revenues	$16,804	$20,252	$(3,448)	(17.0)%
Total operating expenses	(13,127)	(12,991)	(136)	1.0%
Other income, net	11,431	6,306	5,125	81.3%
Net income	$15,108	$13,567	$1,541	11.4%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(6,002)	(6,118)	116	(1.9)%
Net income attributable to common stockholders and non-controlling OP Unitholders	9,106	7,449	1,657	22.2%
Plus: Real estate and intangible depreciation and amortization	8,429	8,789	(360)	(4.1)%
Less: Gains on dispositions of real estate assets, net	(15,410)	(10,273)	(5,137)	50.0%
Adjustments for unconsolidated entities(2)	14	23	(9)	(39.1)%
FFO available to common stockholders and non-controlling OP Unitholders	2,139	5,988	(3,849)	(64.3)%
Plus: Acquisition- and disposition-related expenses, net	21	—	21	NM
Plus: Other nonrecurring charges, net(3)	173	11	162	1,472.7%
CFFO available to common stockholders and non-controlling OP Unitholders	2,333	5,999	(3,666)	(61.1)%
Net adjustment for normalized cash rents(4)	(792)	(547)	(245)	44.8%
Plus: Amortization of debt issuance costs	365	243	122	50.2%
Plus (less): Other non-cash charges (receipts), net(5)	129	(565)	694	(122.8)%
AFFO available to common stockholders and non-controlling OP Unitholders	$2,035	$5,130	$(3,095)	(60.3)%

Share and Per-Share Data:
Weighted-average common stock outstanding	36,184,658	35,838,442	346,216	1.0%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	36,184,658	35,838,442	346,216	1.0%

Diluted net loss per weighted-average common share	$0.252	$0.208	$0.044	21.1%
Diluted FFO per weighted-average common share	$0.059	$0.167	$(0.108)	(64.6)%
Diluted CFFO per weighted-average common share	$0.064	$0.167	$(0.103)	(61.5)%
Diluted AFFO per weighted-average common share	$0.056	$0.143	$(0.087)	(60.7)%
Cash distributions declared per common share	$0.140	$0.140	$0.001	0.4%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,204,803	$1,279,958	$(75,155)	(5.9)%
Total assets	$1,281,736	$1,363,510	$(81,774)	(6.0)%
Total indebtedness(7)	$561,339	$615,343	$(54,004)	(8.8)%
Total equity	$689,878	$723,319	$(33,441)	(4.6)%
Total common shares outstanding (fully diluted)	36,184,658	35,838,442	346,216	1.0%

Other Data:
Cash flows from operations	$4,467	$3,420	$1,047	30.6%
Farms owned	150	168	(18)	(10.7)%
Acres owned	103,001	111,836	(8,835)	(7.9)%
Occupancy rate(8)	95.9%	98.9%	(3.0)%	(3.0)%
Acre-feet of water assets owned	55,350	49,076	6,274	12.8%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.

(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of damage to improvements on certain of our farms caused by certain non-recurring events , (ii) one-time legal costs incurred related to certain corporate organizational matters, and (iii) the capital gains fee recorded during the three months ended March 31, 2025, which is not due until after the end of the fiscal year and is subject to further adjustment throughout the remainder of the year.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) plus (less) net non-cash expense (income) recorded as a result of additional water assets used (received) in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, May 13, 2025, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through May 20, 2025.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13752159.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 150 farms, comprised of approximately 103,000 acres in 15 different states and over 55,000 acre-feet of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Over 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 147 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by

NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893